Exhibit 5.1

July 17, 2012

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

Re:          Registration Statement on Form S-1 filed by Mackinac Financial Corporation

Ladies and Gentlemen:

We have acted as counsel for Mackinac Financial Corporation, a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2012, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the Prospectus (the “Prospectus”), relates to the potential resale from time to time by the United States Department of the Treasury (“Treasury”), pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of some or all of the following securities of the Company:

(a)                                  11,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Company, no par value per share and liquidation preference $1,000 per share (the “Series A Preferred Stock”);

(b)                                 a warrant to purchase 379,310 shares of the Company’s common stock (the “Warrant”); and

(c)                                  379,310 shares of the Company’s common stock, no par value per share, issuable upon exercise of the Warrant (the “Warrant Shares”).

The Series A Preferred Stock and the Warrant were issued by the Company to Treasury on April 24, 2009, pursuant to that certain Letter Agreement dated April 24, 2009 between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standard Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program.

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of: the Company’s Articles of Incorporation; the Company’s Bylaws; excerpts of minutes of meetings or consent actions in lieu of meetings of the Board of Directors or committees of the Board of Directors of the Company; the Registration Statement, including the Prospectus; the Purchase Agreement; the Warrant; the Company’s form of common stock certificate; a Certificate of Good Standing for the Company, dated July 17, 2012, obtained from the Department of Licensing and Regulatory Affairs; and certain other corporate records, certificates and representations concerning factual matters that we have received from officers of the Company, and certificates and records of public officials.

We have examined such matters of law as we considered necessary for the purpose of rendering this opinion. As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinions expressed herein are not accurate. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are

350 East Michigan Avenue, Suite 300 • Kalamazoo, Michigan 49007

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prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Warrant Shares will be when issued, properly signed by authorized officers of the Company or their agents.

We are admitted to practice law in the State of Michigan, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Michigan as in effect on the date hereof.

In addition to the qualifications, exceptions and limitations set forth elsewhere in this opinion letter, our opinion expressed below is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), good faith, fair dealing, reasonableness, conscionability, materiality and public policy (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), and is further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers.

Based on the foregoing, and subject to the qualifications, assumptions, exceptions and limitations stated herein, we are of the opinion that:

(1)           The shares of Series A Preferred Stock have been duly authorized, validly issued, fully paid, and non-assessable.

(2)           The Warrant has been duly authorized and constitutes the valid and binding obligation of the Company.

(3)           The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. These opinions are furnished in connection with the Registration Statement and are not to be used or otherwise referred to for any other purpose without our consent. No opinion may be implied or inferred beyond the opinions expressly stated above. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

PDT/JVK/MYV/NHB